Exhibit 3.9(a)

RESTATED CERTIFICATE OF INCORPORATION
OF
ATHLETIC CLUB AT THE EQUITABLE CENTER, INC.

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

Athletic Club at the Equitable Center, Inc., for the purposes of amending and restating its Certificate of Incorporation originally filed with the Department of State of the State of New York on March 26, 1986, as heretofore amended, pursuant to Section 807 of the Business Corporation Law of the State of New York hereby executes this Restated Certificate of Incorporation and certifies as follows:

The Certificate of Incorporation is hereby amended to effect one or more of the amendments authorized by the New York Business Corporation Law.  The text of the Certificate of Incorporation is amended in its entirety as follows: Article ONE restates but does not amend the provisions thereof regarding the name of the corporation.  Article SECOND restates but does not amend the name and address of the registered agent.  Article THIRD amends and restates in its entirety the provisions thereof regarding the statement of corporate purpose.  Article FOURTH restates but does not amend the provisions thereof regarding authorized capital.  Article FIFTH restates but does not amend the provisions thereof regarding the Secretary of State as agent for service of process.  Article SIXTH restates but does not amend the provisions thereof regarding the manner of electing directors.  Article SEVENTH amends and restates in its entirety the provisions thereof regarding the composition of the Board of Directors.  Article EIGHTH restates but does not amend the provisions thereof regarding the adoption and amendment of By-laws.  Article NINTH amends and restates in its entirety the provisions thereof regarding the separate legal identity of the corporation.  Article TENTH amends and restates in its entirety the provisions thereof regarding the power and authority of the corporation.  Article ELEVENTH restates but does not amend the provisions thereof regarding limitations of director liability.  Article TWELFTH amends and restates in its entirety the provisions thereof regarding amendments to the Restated Certificate of Incorporation of the corporation.  Article THIRTEENTH amends and restates in its entirety the provisions thereof regarding the approval required for certain corporate activities.  Article FOURTEENTH amends and restates in its entirety the provisions thereof regarding the approval required in the event of bankruptcy or insolvency.  The amended text of the Certificate of Incorporation is hereby restated as amended to read as set forth below.

FIRST.  The name of the corporation is Athletic Club at the Equitable Center, Inc. (the “Corporation”).

SECOND.  The address of the Corporation’s registered agent in the State of New York is 80 State Street, in the City of Albany, County of Albany, State of New York 12207.  The name of its registered agent at such address is Corporation Service Company.

THIRD.  The Corporation has been formed for the following purposes:

(a)                                  to manage, lease and/or operate one or more sports or business clubs, in the City of New York, State of New York, including the sports or business club commonly known as The Athletic and Swim Club (the “Business”);

(b)                                 to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Business including, without limitation, the grant of a security interest in or mortgage on such Business;

(c)                                  to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownership or possession with respect to all of the Corporation’s property;

(d)                                 to engage in any activities necessary to authorize, execute and deliver any agreement, guaranty, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations; and

(e)                                  to engage in any lawful activities and to exercise such powers permitted to corporations under the Business Corporation Law of the State of New York.

FOURTH.  The total number of shares of stock which the Corporation shall have authority to issue is 1,000.  All such shares are to be Common Stock, par value of $1.00 per share, and are to be of one class.

FIFTH.  The Secretary of State is designated as agent of the corporation upon whom process against the corporation may be served.  The address to which the Secretary of State shall mail a copy of any process accepted on behalf of the corporation is:  Corporation Service Company, 80 State Street, Albany, NY 12207.

SIXTH.  Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH.

(a)                                  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

(b)                                 The number of directors of the Corporation shall be as from time to time fixed by the Board of Directors of the Corporation in the manner provided in the By-Laws of the Corporation.

EIGHTH.  In furtherance and not in limitation of the powers conferred by the laws of the State of New York, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the By-Laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-Law whether adopted by them or otherwise.

NINTH.   The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

TENTH.  The Corporation shall have the power and authority to: (i) assume, guarantee, or otherwise become obligated for any obligation of any person or entity or hold out its credit as being available to satisfy the obligations or securities of others; (ii) incur, create or assume any indebtedness, including without limitation, any pledge of its assets for the benefit of any other person; or (iii) make or permit to remain outstanding any loan or advance to, or own or acquire any obligations, stock or securities of, any person, including, without limitation, any shareholder or affiliate.

ELEVENTH.  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TWELFTH.  The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, and other provisions authorized by the laws of the State of New York at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

THIRTEENTH.  Reserved.

FOURTEENTH.  The Corporation shall not, without the unanimous vote of the entire Board of Directors of the Corporation, without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

The Restated Certificate of Incorporation was authorized by the vote of the Board of Directors of the Corporation followed by the unanimous written consent of the holders of all of the outstanding shares of Common Stock.

The undersigned hereby acknowledges that the foregoing Restated Certificate of Incorporation is her act and deed on this the 10th day of November, 2010.

ATHLETIC CLUB AT THE EQUITABLE CENTER, INC.

By	/s/ Ingrid Keiser
Ingrid Keiser, Secretary